UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 1, 2016

 Commission File Number 0-17071

FIRST MERCHANTS CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA	35-1544218
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 East Jackson Street
P.O. Box 792
Muncie, IN 47305-2814
(Address of principal executive offices, including zip code)

(765) 747-1500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On April 1, 2016, the Board of Directors of First Merchants Bank, National Association (the “Bank”), a wholly-owned subsidiary of First Merchants Corporation, adopted final resolutions approving the conversion of the Bank’s banking charter from a national association to an Indiana state-chartered bank. The initial application to convert was filed with the Indiana Department of Financial Institutions (the “Indiana DFI”) on February 9, 2016. Between the date of initial application and adoption of the final resolutions by the Bank’s Board, the Indiana DFI and the Federal Deposit Insurance Corporation (the “FDIC”) conducted a joint exam of the Bank and its banking activities. Final regulatory action on the application is expected at the next meeting of the Members of the Indiana DFI scheduled for April 14, 2016. If final regulatory approval is granted at that meeting, the Bank intends to file official conversion documents effective on or about April 15, 2016.

Along with economic benefits, the Board and management of the Bank feel the state charter is more consistent with the community banking philosophy embraced by the Bank. As a result of the conversion, the Indiana DFI would become the Bank’s primary regulator and the FDIC would become the Bank’s primary federal regulator. Currently, the Office of the Comptroller of the Currency is the Bank’s primary regulator and primary federal regulator. Upon conversion, the Bank’s official name will change from “First Merchants Bank, National Association” to “First Merchants Bank.” The Bank intends to continue operating under the following trade names in certain geographic markets: Lafayette Bank and Trust and First Merchants Trust Company (each as a division of First Merchants Bank). The conversion is not expected to affect the Bank’s operations or customers in any way, and Bank customers will continue to receive identical protection on deposits through the FDIC’s deposit insurance program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Merchants Corporation
(Registrant)

By: /s/ Mark K. Hardwick
Mark K. Hardwick
Executive Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

Dated: April 1, 2016